UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2011

Southern States Sign Company

(Exact name of small business issuer as specified in its charter)

Nevada	26-3014345
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

32 Cutler Rd. Greenwich, CT, 06831 (Address of principal executive offices)

(702) 496-5888
(Issuer’s telephone number)

7231 S. Eastern Ave., Suite B-127, Las Vegas, Nevada 89119 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 14, 2011, our board of directors appointed Mr. Antonio Conte to our board of directors and to serve as our President and Chief Executive Officer. On the same day, our board of directors appointed Mr. Riccardo Curcio Valentini to our board of directors and to serve as our Co-Chief Executive Officer, General Manager and acting Chief Financial Officer.

Following these appointments, our board of directors accepted the resignation of Mr. David Ben Bassat as our former sole officer and director. There was no known disagreement with Mr. Bassat regarding our operations, policies, or practices.

Antonio Conte is the founder, President and CEP of CR&P Holdings S.p.A., an Italian investment company specializing in real estate and renewable energy. Mr. Conte obtained a Doctors of Laws degree from the University Federico II of Naples, Italy.

Riccardo Valentini serves as Managing Partner of CRP Merchant Corporation and has primarily worked on the development of energy assets with particular focus on energy production and storage in the Dominican Republic, Italy, Mexico, Peru and Panama. He was previously employed by Credit Suisse Private Banking in Zurich and was a financial advisor in Milan, Italy. He headed the Sports and Entertainment desk in UBS Italy and before that the Italian desk at UBS New York. He was previously at Citibank Investment Consultant in New York and started his career as a stock broker in New York City.

There are no family relationships among any of our current or former directors or executive officers.

Our newly-appointed officers and directors have not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

At this time, we currently have no specific compensation arrangements with Messrs. Conte or Valentini.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

Following the transactions described above, our corporate offices have been moved. Our new office address is 32 Cutler Rd. Greenwich, CT, 06831.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern States Sign Company

/s/ Antonio Conte

Antonio Conte

Chief Executive Officer

Date: December 14, 2011